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Exhibit 23.1

                        Consent of Independent Auditors
                        -------------------------------



To the Board of Directors and Stockholders
TransMontaigne Oil Company:


We consent to incorporation by reference in the registration statement (No. 333-04405) on Form S-8 of our report dated June 20, 1996, relating to the consolidated balance sheets of TransMontaigne Oil Company and subsidiaries as of April 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended April 30, 1996 and 1995, the seven months ended April 30, 1994 and the year ended September 30, 1993, which report appears in the April 30, 1996 annual report on Form 10-K of TransMontaigne Oil Company.



                              KPMG Peat Marwick LLP


Denver, Colorado
August 7, 1996